FPIC Insurance Group, Inc. Completes Acquisition of
Administrators for the Professions, Inc.

JACKSONVILLE,  Fla., Jan.  6/PRNewswire/ -- FPIC Insurance Group,  Inc. (Nasdaq:
FPIC - news) announced that it today completed the acquisition of Administrators for the Professions, Inc. (AFP). AFP is the manager and attorney in fact for Physicians' Reciprocal Insurers (PRI), the second largest medical professional liability (MPL) company for physicians in New York state. PRI insures over 7,000 physicians with direct written premiums of approximately $125 million and total assets at approximately $900 million.

William R. Russell, President and CEO of FPIC Insurance Group, Inc., stated "We wish to welcome all of the PRI policyholders and AFP employees to the FPIC family. We look forward to the opportunities created by this combination of companies. FPIC will over the next 24 months continue to seek additional strategic MPL partners in the Northern Midwest, Northwest and Southwest United States."

About FPIC Insurance Group, Inc.

FPIC Insurance Group, Inc. (http://www.fpic.com) and its affiliates have developed a variety of insurance products for participants in the health care industry. These products include: medical professional liability insurance; managed care liability insurance; professional and comprehensive general liability insurance for health care facilities; Medicare and Medicaid fraud and abuse defense coverage; AHCA/OSHA insurance coverage; provider stop loss insurance and third-party administration services.